Exhibit 10.11

FORM OF

SAVINGS INSTITUTE

DIRECTOR DEFERRED FEE AGREEMENT

THIS AGREEMENT is made this              day of                     , 2003, by and between the Savings Institute (the “Bank”), a savings bank headquartered in Willimantic, Connecticut, and                      (the “Director”).

INTRODUCTION

In an effort to reward past service, encourage continued service on the Bank’s Board of Directors, and as a method to attract future Directors, the Bank is willing to provide to the Director a deferred fee opportunity. The Bank will pay each Director’s benefits from the Bank’s general assets.

AGREEMENT

The Director and the Bank agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Anniversary Date” means December 31 of each year.

1.1.2 “Change in Control” means either of the following events: (i) If the Bank and/or its parent holding company SI Bancorp, Inc. (the “MHC”) shall be a party to any merger or consolidation with another bank, corporation, association or business entity (“Resulting Entity”), and, following such merger or consolidation, the Bank’s representatives serving as directors of the Resulting Entity shall constitute one-half or fewer of such board of directors; or (ii) If the Bank and/or MHC shall sell, exchange or transfer all or substantially all of its assets to some other person. In addition, if the Bank, the MHC or Resulting Entity issues shares of its capital stock to any person other than the MHC or a Resulting Entity then the Bank may, at its option, either treat the event as a Change in Control and make the payments otherwise required in a Change in Control situation or amend this Agreement to provide both for such change in control events as are analogous to those described in (i) and (ii) above and which are customary for publicly-traded companies.

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.4 “Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals plus accrued interest.

1.1.5 “Deferrals” means the amount of the Director’s Fees, which the Director elects to defer according to this Agreement.

1.1.6 “Disability” means the Director’s inability to perform substantially all normal duties of a Director, as determined by the Bank’s Board of Directors in its sole discretion. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.1.7 “Effective Date” means May 21, 2003.

1.1.8 “Election Form” means the Form attached as Exhibit A.

1.1.9 “Fees” means the total Director’s fees payable to the Director.

1.1.10 “Plan Year” means the calendar year.

1.1.11 “Prime Rate” means the Prime Interest Rate reported in the Wall Street Journal on the business day immediately prior to the Anniversary Date.

1.1.12 “Termination of Service” means the Director ceasing to be a member of the Bank’s Board of Directors for any reason whatsoever.

Article 2

Deferral Election

2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Bank a signed Election Form within thirty (30) days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred. The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Bank.

2.2 Election Changes

2.2.1 Generally. The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Bank prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the Plan Year following the year in which the subsequent Election Form is received and approved by the Bank. The new Election Form may be used to change the Director’s distribution option; however, the change shall not be effective until the Plan Year following the year in which the new Election Form is received and approved by the Bank.

2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Bank, may reduce future deferrals under this Agreement.

Article 3

Deferral Account

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest. On the first day of each month and immediately prior to the payment of any benefits, interest on the Deferral Account balance since the preceding credit under this Section 3.1.1, if any, at an annual rate, compounded monthly, equal to the Prime Rate for the previous Anniversary Date. However, the actual crediting rate will equal the Prime Rate unless the Prime Rate is less than Six (6%) or greater than Twelve (12%). In which case the maximum crediting rate shall be Twelve (12%) and the minimum shall be Six (6%).

3.2 Statement of Accounts. The Bank shall provide to the Director, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4

Distribution of Benefits

4.1 Termination of Service Benefit. Upon the Director’s Termination of Service, the Bank shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Termination of Service date.

4.1.2 Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the Director’s date of Termination of Service.

4.2 Pre-Termination of Service Benefit. The Director shall have a one-time option to receive benefit payments prior to the Director’s Termination of Service. However, if the

Director exercises this one-time option, his election shall be effective to defer only Fees earned after the date the Election Form is received by the Bank and the Director shall not have the ability to defer future Fees.

4.2.1 Amount of Pre-Termination of Service Benefit. The benefit under this section 4.2 is the Deferral Account balance on the date the Director elects to receive Pre-Termination of Service benefit payments.

4.2.2 Payment of Pre-Termination of Service Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Director’s Termination of Service.

4.3 Change of Control Benefit. Upon Termination of Service within 12 months of a Change of Control, the Bank shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 shall be the balance of the Director’s Deferral Account on the date of the Director’s Termination of Service.

4.3.2 Payment of Benefit. The Bank shall pay the benefit to the Director in the form of a lump sum payment. This lump-sum payment shall occur within 30 days after the date of the Director’s Termination of Service.

4.4 Hardship Distribution. Upon the Board of Director’s determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Bank shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

4.5 Entitlement to Benefits. Except to the extent provided in Section 5, a Director shall become entitled to receive a benefit under the Plan only if he or she experiences a Termination of Service for reasons other than Cause and only after the earlier of (i) the date he attained age 65 (or as otherwise indicated in Exhibit A); or (ii) the date that the sum of his or her age and Years of Service equals at least 80.

Article 5

Death Benefits

5.1 Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1 Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance on the date of the Director’s death.

5.1.2 Payment of Benefit. The Bank shall pay the benefit to the beneficiary in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Director’s death.

5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6

Beneficiaries

6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received and approved by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property (as determined by the Bank), the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7

Amendments and Termination

7.1 This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.

7.2 Notwithstanding Section 7.1, the Bank may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank. In no event shall this Agreement be terminated under this Section 7.2 without payment to the Director of the Deferral Account balance attributable to the Director’s Deferrals and interest credited on such amounts.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank. It also does not require the Director to remain a Director nor interfere with the Director’s right to terminate services at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Tax Withholding. The Bank is authorized to withhold any taxes that it believes are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

8.6 Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the lesser of the beneficiary’s liability hereunder and the balance remaining in the Deferral Account.

8.7 Unfunded Arrangement. The Director and, to the extent the Director’s beneficiary or estate have rights to benefits under this Agreement, are the general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance which the Bank may have procured in connection with this Agreement on the Director’s life is a general asset of the Bank to which the Director, the Director’s beneficiary nor the Director’s estate have any preferred or secured claim.

8.8 Reorganization. In the event of any merger, consolidation or acquisition where the Bank or its parent holding company, SI Bancorp, Inc., is not the surviving entity or resulting corporation, or upon transfer of all or substantially all of the assets of the Bank, this Agreement shall continue and be in full force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.10 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

8.10.1 Interpreting the provisions of the Agreement;

8.10.2 Establishing and revising the method of accounting for the Agreement;

8.10.3 Maintaining a record of benefit payments; and

8.10.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.11 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR:	BANK:

Savings Institute

By:

Title:

EXHIBIT A

TO

DIRECTOR FEE DEFERRAL AGREEMENT

(Name of Director)

[Initial and Complete]

             I elect to defer                     % or         $             of my Board Fees.

             I elect to defer                     % or         $             of my Retainer.

             I elect to defer                     % or         $             of both my Retainer and Board Fees.

             I elect not to defer my Retainer and/or Board Fees.

I understand that I may change the amount, frequency and duration of my deferral by filing a new election form with the Bank; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Bank.

Form of Benefit

I elect to receive benefits under the Agreement in the following form:

[Initial One]

             Lump Sum

             Equal monthly installments for 120 months

Beneficiary Designation

I designate the following as beneficiaries of benefits under the Director Fee Deferral Agreement payable following my death:

Primary:

Contingent:

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by Savings Institute this      day of                     , 2003.

By:

Title: